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Exhibit 3.01
                                  A0540276

                                                 ENDORSED - FILED
                                      in the office of the Secretary of State
                                            of the State of California
                                                 FEB 14 2000
                                             Bill Jones, Secretary of State

                     CERTIFICATE OF AMENDMENT OF THE
                      ARTICLES OF INCORPORATION OF

                    DIATECT INTERNATIONAL CORPORATION

The undersigned, George H. Henderson and John L. Runft, hereby certify that:

1. They are, respectively, the duly elected President and Secretary of Diatect International Corporation, a California corporation (the "Corporation").

2. Article III of the Articles of Incorporation shall be, and hereby is, amended to read as follows:

                              ARTICLE III

       This Corporation is authorized to issue only one class of shares which shall be designated as "Common Stock" or "Common Shares." The total authorized number of such shares which may be issued is fifty million (50,000,000).

3. The foregoing amendment has been approved and adopted by resolution of the Corporation adopted at a meeting of the directors held on November 17, 1999.

4. In accordance with Section 603 of the California Corporations Code, the foregoing amendment was approved by written consent of shareholders of the corporation representing in excess of fifty-one percent (51%) of the issued and outstanding shares of common stock of the corporation, which shareholders would be entitled to vote upon said resolution at a formal meeting of the shareholders of the corporation held for the purpose of acting upon such resolution. The total number of outstanding shares of the corporation is 19,535,231. The number of shares voting in favor of the amendment exceeded the vote required.
       The percentage vote required was more than 50%.

       IN WITNESS WHEREOF, the undersigned under penalty of perjury hereby declare that the statements contained in this Certificate of Amendment are true of their own knowledge and have executed this Certificate of Amendment on this 14th day of February, 2000.

/S/ George H. Henderson, President of
    Diatect International Corporation

/S/ John L. Runft, Secretary of
    Diatect International Corporation